Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK TO ACQUIRE ZYGO CORPORATION

Berwyn, PA, and Middlefield, CT – April 11, 2014 — AMETEK, Inc. (NYSE: AME) and Zygo Corporation (NASDAQ: ZIGO) announced that they have entered into a definitive merger agreement under which AMETEK will acquire all of the outstanding shares of common stock of Zygo at a purchase price of $19.25 per share in cash, which represents a premium of 31% to Zygo’s closing share price on April 10, 2014. The aggregate enterprise value of the transaction is approximately $280 million, taking into account Zygo’s outstanding equity awards and net cash to be acquired in the transaction. The transaction was unanimously approved by the Board of Directors of Zygo.

Founded in 1970 and headquartered in Middlefield, CT, Zygo is a leading provider of optical metrology solutions, high precision optics, and optical assemblies for use in a wide range of scientific, industrial, and medical applications. For the calendar year ended December 31, 2013, Zygo had sales of approximately $162 million.

“Zygo is an excellent acquisition for AMETEK. We are excited about the opportunity to acquire such a strong brand and technology leader,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Zygo’s leading position in non-contact optical metrology nicely complements our strength in contact metrology and enables us to offer our customers a full range of metrology solutions.”

“We believe this transaction creates significant value for Zygo stockholders and I am excited for the opportunity this transaction represents for our customers and employees,” said Gary Willis, Chief Executive Officer of Zygo. “We look forward to joining the outstanding team at AMETEK, which shares our focus on delivering exceptional metrology and high end optics solutions to our global customers.”

The closing of the transaction is subject to customary closing conditions, including the approval of Zygo’s stockholders and applicable regulatory approvals. The transaction is expected to be completed towards the end of the second quarter of calendar 2014. MAK Capital One LLC, a financial investment advisory firm controlled by Michael A. Kaufman, the Chairman of the Board of Zygo, which beneficially owns approximately 23.6% of the outstanding shares of Zygo, as well as Mr. Willis, have agreed to vote their shares of Zygo common stock in favor of the merger.

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AMETEK TO ACQUIRE ZYGO CORPORATION

About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

About Zygo
Zygo is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor equipment, bio-medical, scientific and industrial markets.

Additional Information and Where to Find It
This document may be deemed to be solicitation materials in respect of the proposed acquisition of Zygo by AMETEK. In connection with the proposed merger, Zygo will file with the SEC and furnish to Zygo’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. ZYGO STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of Zygo’s filings with the SEC from Zygo’s website at www.zygo.com or by directing a request to: Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455, Attention: Chief Financial Officer.

Participants in the Solicitation
Zygo and its directors, executive officers and certain other members of management and employees of Zygo may be deemed “participants” in the solicitation of proxies from stockholders of Zygo in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zygo in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Zygo’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 13, 2013, and in its definitive proxy statement filed with the SEC on Schedule 14A on October 25, 2013.

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AMETEK TO ACQUIRE ZYGO CORPORATION

Forward Looking Statements
Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: general economic conditions and conditions affecting the industry in which Zygo operates; the uncertainty of regulatory approvals; adoption of the merger agreement by Zygo stockholders; the parties’ ability to satisfy the closing conditions and consummate the transactions; AMETEK’s ability to successfully integrate Zygo’s operations and employees with AMETEK’s existing business; and the ability to realize anticipated growth, synergies and cost savings. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AMETEK’s and Zygo’s respective SEC filings, including each company’s most recent, respective Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

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